Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Dan Coccoluto	Leanne Agurkis
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	386-738-1912
coccoluto@omtool.com	lagurkis@blancandotus.com

OMTOOLTM REPORTS FOURTH QUARTER PROFITABILITY AND FISCAL YEAR 2007 RESULTS WITH 20% INCREASE IN TOTAL ANNUAL REVENUE

Continued growth in AccuRoute® product line and supporting achievements build foundation for Omtool’s future

Andover, Mass., February 7, 2008 — Omtool, Ltd. (OTCBB:OMTL), a leading provider of document capture and handling solutions, today reported operating results for the fourth quarter and fiscal year ended December 31, 2007 that included a net profit for the quarter ended December 31.  Total revenue for the quarter was approximately $4.3 million compared to revenue of approximately $3.7 million for the fourth quarter of 2006.  For the 12-month periods ended December 31, 2007 and 2006, total revenues were $16.5 million and $13.8 million, respectively, representing a 20% increase due primarily to the continued increase in the company’s AccuRoute product line and the company’s acquisition of BlueChip Technologies completed at the end of 2006.

The increase in the company’s AccuRoute product line led to increased software license revenue for both the three-month and twelve-month periods ended December 31, 2007.  For the three-month period ended December 31, 2007, software license revenue increased by $56,000, or 5%, when compared to the same period in 2006.  For the 12 months ended December 31, 2007, software license revenue increased by 14%, or $608,000, as compared to the 12 months ended December 31, 2006.  Software license revenue from AccuRoute accounted for 82% of the company’s software license revenue for the year ended December 31, 2007, as compared to 59% for the previous year.  The increase in total AccuRoute product revenue in fiscal year 2007 is primarily attributable to increased acceptance of the AccuRoute product line in the legal vertical market, in which the company is now approaching 250 customers and nearly 45% of the top 100 US law firms, as well as in the healthcare vertical market.

For the three-month period ended December 31, 2007, service and other revenue increased by $575,000, or 29%, when compared to the same period in 2006.  Contributing to that increase was a $534,000, or 108%, increase in AccuRoute maintenance revenue in the same time period.  For the 12 months ended December 31, 2007, service and other revenue increased by $2.2 million, or 29%, as compared to the 12 months ended December 31, 2006, on the strength of a $2.0 million, or 126%, increase in AccuRoute maintenance revenue.  Conversely, total hardware revenue decreased by 38%, or $196,000, during the three months ended December 31, 2007, as compared to the same period in 2006, and by 30%, or $633,000, for the fiscal year ended December 31, 2007, as compared to the same period in 2006.  These decreases were primarily due to a decline in sales of the company’s legacy fax product and corresponding hardware revenue consistent with the company’s strategic plan.

Commenting on the reported results, Robert L. Voelk, Omtool’s chairman, president, and chief executive officer said, “I am very pleased with the results achieved in the fourth quarter and overall for the 2007 fiscal year.  In the first quarter of 2007, we experienced a cross-over in the total revenue attributed to our primary product lines, and today AccuRoute accounts for both the majority of our new software license revenue, which grew 61% year over year, and total quarterly revenue.  Much of this growth was in the legal vertical market and we anticipate AccuRoute will now expand to the larger professional services market.”

Voelk continued, “Consistent with our strategic plan, and as a result of the restructuring we performed in the first quarter of 2007, we were able to reach profitability in the fourth quarter of the year.  Further, we reached significant milestones for which we are just beginning to see the benefits.  These milestones include, to name a few:

•                  Recognition as HP’s Preferred Platinum Partner for Document Capture;

•                  Reaching our 200th legal customer and now approaching 250 law firm clients;

•                  Delivering new embedded product enhancements in support of the new “smart MFPs” delivered by companies such as HP, Ricoh and Xerox, among others; and

•                  Partnering with Adobe to deliver new Swiftwriter Plug-In for Adobe Acrobat Professional and Adobe Reader.”

Also consistent with the company’s strategic plan, operating expenses for the quarter ended December 31, 2007, were approximately $3.0 million, or 17% lower than the approximately $3.6 million of operating expenses for the quarter ended December 31, 2006.  Net profit for the quarter ended December 31, 2007 was approximately $19,000, or $0.00 per basic and diluted share, as compared to a net loss of approximately $(1.0 million), or $(0.25) per basic and diluted share, for the same quarter of 2006.

Operating expenses for fiscal year 2007 were approximately $13.7 million, or 5% lower than the $14.4 million of operating expenses for the 12 months ended December 31, 2006.  Net loss for fiscal year 2007 was approximately $(2.8 million), or $(0.62) per basic and diluted share, as compared to a net loss of approximately $(5.3 million), or $(1.31) per basic and diluted share, in fiscal year 2006.

“2007 was a solid year of growth of our AccuRoute product line, which helped us achieve our goal of profitability in the fourth quarter,” said Voelk.  “In looking towards 2008, our primary focus will be to penetrate further the legal, professional services and healthcare vertical markets. At the same time, we will continue to expand our strategic relationships in support of these efforts as well as in the financial services vertical market and the greater cross-vertical (horizontal) market opportunities for our AccuRoute product line.  We have built a strong foundation upon which we can leverage our core achievements and milestones to continue to grow the company and look forward to the future.”

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document capture and handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Its flagship product family, AccuRoute®, streamlines the capture, conversion, communication and archive of paper and electronic documents, enabling fast, secure, simultaneous distribution to multiple destinations in multiple formats.  Available at any network-enabled scan device or from a user’s desktop computer, AccuRoute provides faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Mass., with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations for future financial and operating performance; strategic and financial alternatives; customer interest in Omtool’s GenifaxTM, Swiftwriter® and AccuRoute products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the continuation of Omtool’s operating losses; the pursuit of strategic and financial alternatives; the introduction of new product offerings, including the AccuRoute, GenidocsTM and Genifax software products; the success of Omtool’s channel sales strategies, business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services, and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; Omtool’s continued compliance with the requirements of the OTC Bulletin Board and the Pink Sheets; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission (SEC), including Omtool’s Annual Report on Form 10-K filed with the SEC on March 26, 2007, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on May 15, 2007, August 2, 2007 and November 14, 2007, respectively.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2007	2006	2007	2006
Revenue:
Software license	$1,305	$1,248	$4,846	$4,238
Hardware	321	517	1,453	2,086
Media	147	—	585	—
Service and other	2,538	1,964	9,645	7,451
Total revenue	4,311	3,729	16,529	13,775
Cost of revenue:
Software license	91	67	402	211
Hardware	202	302	944	1,289
Media	90	—	357	—
Service and other	920	829	3,821	3,279
Total cost of revenue	1,303	1,198	5,524	4,779
Gross profit	3,008	2,531	11,005	8,996
Operating expenses:
Sales and marketing	1,557	2,011	7,180	8,215
Research and development	649	644	2,884	2,820
General and administrative	768	916	3,306	3,364
Restructuring	—	—	343	—
Total operating expenses	2,974	3,571	13,713	14,399
Income (loss) from operations	34	(1,040)	(2,708)	(5,403)
Interest and other income (expense), net	(15)	25	(82)	139
Income (loss) before income tax benefit (expense)	19	(1,015)	(2,790)	(5,264)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$19	$(1,015)	$(2,790)	$(5,264)

Net income (loss) per share
Basic and diluted	$0.00	$(0.25)	$(0.62)	$(1.31)

Weighted average number of common shares outstanding
Basic	4,552	4,034	4,535	4,025
Diluted	4,608	4,034	4,535	4,025

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets:
Cash and cash equivalents	$2,328	$5,470
Unbilled accounts receivable	420	678
Accounts receivable, net	2,133	2,100
Inventory	76	111
Prepaids and other	369	491
	5,326	8,850
Property and equipment, net	1,278	1,525
Goodwill and intangibles, net	3,160	3,561
Unbilled accounts receivable, long-term	217	424
Other assets	291	67
	$10,272	$14,427
Liabilities and stockholders’ equity:
Accounts payable	$950	$2,070
Accrued liabilities	1,571	1,521
Deferred revenue, current	4,347	4,027
Note payable, current	561	1,030
Capital lease obligations, current	95	442
	7,524	9,090
Deferred revenue, long-term	524	436
Deferred rent	467	498
Note payable, long-term	702	1,216
Capital lease obligations, long-term	259	—
Stockholders’ equity	796	3,187
	$10,272	$14,427